                                                                  Exhibit 2.1


  ============================================================================


                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                             UNIVERSAL CORK, INC.,


                    THE STOCKHOLDERS OF UNIVERSAL CORK, INC.


                                      AND


                                  NPF COMPANY


                           DATED AS OF APRIL 24, 1996


  ============================================================================

                               TABLE OF CONTENTS


                                                                         PAGE
ARTICLE I

         PURCHASE AND SALE OF STOCK . . . . . . . . . . . . . . . . . . .   1
         1.1  Stock Purchase  . . . . . . . . . . . . . . . . . . . . . .   1
         1.2  Purchase Price for Company Stock  . . . . . . . . . . . . .   1
         1.3  Purchase Price Adjustments  . . . . . . . . . . . . . . . .   2
         1.4  Closing Transactions  . . . . . . . . . . . . . . . . . . .   3

ARTICLE II

         CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . .   4
         2.1  Conditions to Buyer's Obligations . . . . . . . . . . . . .   4
         2.2  Conditions to Each Seller's Obligations . . . . . . . . . .   6

ARTICLE III

         COVENANTS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . .   8
         3.1  Affirmative Covenants of the Company and Each Seller. . . .   8
         3.2  Negative Covenants of the Company and Each Seller . . . . .   9
         3.3  Covenants of Buyer  . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. . . . . .  10
         4.1   Organization and Corporate Power . . . . . . . . . . . . .  10
         4.2   Authorization of Transactions. . . . . . . . . . . . . . .  11
         4.3   Capitalization . . . . . . . . . . . . . . . . . . . . . .  11
         4.4   Subsidiaries; Investments. . . . . . . . . . . . . . . . .  11
         4.5   Absence of Conflicts . . . . . . . . . . . . . . . . . . .  12
         4.6   Financial Statements . . . . . . . . . . . . . . . . . . .  12
         4.7   Absence of Undisclosed Liabilities . . . . . . . . . . . .  12
         4.8   Absence of Certain Developments. . . . . . . . . . . . . .  13
         4.9   Title to Properties. . . . . . . . . . . . . . . . . . . .  14
         4.10  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.11  Contracts and Commitments  . . . . . . . . . . . . . . . .  17
         4.12  Proprietary Rights . . . . . . . . . . . . . . . . . . . .  18
         4.13  Litigation; Proceedings  . . . . . . . . . . . . . . . . .  19
         4.14  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.15  Governmental Licenses and Permits  . . . . . . . . . . . .  19
         4.16  Employees  . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.17  Employee Benefit Plans . . . . . . . . . . . . . . . . . .  20
         4.18  Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.19  Officers and Directors; Bank Accounts  . . . . . . . . . .  21
         4.20  Affiliate Transactions . . . . . . . . . . . . . . . . . .  21

         4.21  Compliance with Laws . . . . . . . . . . . . . . . . . . . . 22
         4.22  Environmental Matters. . . . . . . . . . . . . . . . . . . . 22
         4.23  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . 23
         4.24  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE V

         REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS . . . . . . 24
         5.1  Authorization of Transactions . . . . . . . . . . . . . . . . 24
         5.2  Absence of Conflicts  . . . . . . . . . . . . . . . . . . . . 24
         5.3  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.4  Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         5.5  Investment in Notes . . . . . . . . . . . . . . . . . . . . . 25
         5.6  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . 25
         6.1  Organization and Corporate Power  . . . . . . . . . . . . . . 25
         6.2  Authorization of Transactions . . . . . . . . . . . . . . . . 25
         6.3  No Violation  . . . . . . . . . . . . . . . . . . . . . . . . 26
         6.4  Governmental Authorities and Consents . . . . . . . . . . . . 26
         6.5  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . 26
         6.6  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         6.7  Absence of Certain Developments . . . . . . . . . . . . . . . 26
         6.8  Reliance on Representations and Warranties  . . . . . . . . . 26
         6.9  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VII

         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . 27
         7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . 27

ARTICLE VIII

         INDEMNIFICATION AND RELATED MATTERS  . . . . . . . . . . . . . . . 27
         8.1  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         8.2  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 28
         8.3  Arbitration Procedure . . . . . . . . . . . . . . . . . . . . 32

ARTICLE IX

         ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . 32
         9.1  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         9.2  Continuing Assistance . . . . . . . . . . . . . . . . . . . . 33
         9.3  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.4  Press Releases and Announcements  . . . . . . . . . . . . . . 33
         9.5  Further Transfers . . . . . . . . . . . . . . . . . . . . . . 34
         9.6  Specific Performance  . . . . . . . . . . . . . . . . . . . . 34

         9.7  Transition Assistance . . . . . . . . . . . . . . . . . . . .  34
         9.8  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.9  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.10  Books and Records  . . . . . . . . . . . . . . . . . . . . .  35
         9.11  Non-Competition, Non-Solicitation and Confidentiality  . . .  35

ARTICLE X

         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.1  Amendment and Waiver . . . . . . . . . . . . . . . . . . . .  37
         10.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.3  Binding Agreement; Assignment  . . . . . . . . . . . . . . .  38
         10.4  Severability . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.5  Rules of Construction  . . . . . . . . . . . . . . . . . . .  38
         10.6  Captions . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  39
         10.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.9  Governing Law  . . . . . . . . . . . . . . . . . . . . . . .  39
         10.10  Parties in Interest . . . . . . . . . . . . . . . . . . . .  39

                               INDEX OF EXHIBITS

Exhibit A                         Form of Promissory Note
Exhibit B                         Sellers' Certificate
Exhibit C                         Buyer's Certificate
Exhibit D                         Form of Consulting Agreement


                               INDEX OF SCHEDULES

Preamble                          Schedule of Stockholders
Preamble                          Index of Defined Terms
Schedule 1.1                      Stock Ownership
Schedule 1.2                      Allocation of Consideration
Schedule 4.1                      Organization and Corporate Power
Schedule 4.5                      Absence of Conflicts
Schedule 4.7                      Absence of Undisclosed Liabilities
Schedule 4.8                      Absence of Certain Developments
Schedule 4.9(b)                   Real Property Leases and Subleases
Schedule 4.9(d)                   Personal Property
Schedule 4.10                     Taxes
Schedule 4.11                     Contracts and Commitments
Schedule 4.12                     Proprietary Rights
Schedule 4.13                     Litigation; Proceedings
Schedule 4.14                     Brokerage (Company)
Schedule 4.15                     Governmental Licenses and Permits
Schedule 4.16                     Employees
Schedule 4.17                     Employee Benefit Plans
Schedule 4.18                     Insurance
Schedule 4.19                     Officers and Directors; Bank Accounts
Schedule 4.20                     Affiliate Transactions
Schedule 4.21                     Compliance with Laws
Schedule 4.22                     Environmental Matters
Schedule 5.3                      Brokerage (Sellers)
Schedule 6.6                      Brokerage (Buyer)

                             INDEX OF DEFINED TERMS

                                                                   Section
                                                                   -------
Acquired Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
Actual Net Book Value . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)(i)
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.20
Affiliated Group  . . . . . . . . . . . . . . . . . . . . . . . . . .4.10(c)(i)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
Applicable Limitation Date  . . . . . . . . . . . . . . . . . . . . . . . . 8.1
Basket  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.2(b)(ii)
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
Buyer Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.2(a)
Cap . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.2(b)(ii)
Cash Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.22(e)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.4(a)
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.4(a)
Closing Review  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)(i)
Closing Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . .1.4(b)
COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.17(a)
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.10(c)(ii)
Common  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
Company's Latest Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . 4.6
Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . 9.11(c)
Draft Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)(i)
Environmental and Safety Requirements . . . . . . . . . . . . . . . .4.22(i)(i)
Environmental Lien  . . . . . . . . . . . . . . . . . . . . . . . .4.22(i)(iii)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.17(a)
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.6
Firm  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)(i)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)(i)
Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.3(a)
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.2(d)
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . .8.2(d)
indirectly  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9.11(b)
Insiders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.20
knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Leased Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.9(b)
Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.15
Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.9(d)
Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.2(a)
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8.2(a)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . .4.8(a)
Net Book Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)(i)
Non-Compete Period  . . . . . . . . . . . . . . . . . . . . . . . . . . 9.11(a)
Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Note Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Objection Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)(i)
Ordinary Course of Business . . . . . . . . . . . . . . . . . . . . . . .3.1(a)
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . 4.12(a)
Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.22(i)(ii)
responsible property transfer . . . . . . . . . . . . . . . . . . . . . 4.22(c)
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
Sellers' Basket . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.2(c)
Seller Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.2(c)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.4
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.10(c)(iii)
Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.10(c)(iv)
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.10(c)(iii)
Transaction Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.2
Transaction Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9.8
transaction-triggered . . . . . . . . . . . . . . . . . . . . . . . . . 4.22(c)

                            STOCK PURCHASE AGREEMENT


                 THIS AGREEMENT (the "Agreement") is made as of April 24, 1996, by and among Universal Cork, Inc., an Ohio corporation (the "Company"), the stockholders listed on the Schedule of Stockholders attached hereto (collectively, "Sellers" and individually, "Seller"), and NPF Company, a Delaware corporation and wholly-owned Subsidiary of National Picture and Frame Company ("Buyer"). The Company, Sellers and Buyer are referred to herein collectively as the "Parties" and individually as a "Party." Capitalized terms used herein shall have the meanings assigned to such terms in the sections referenced in the Index of Defined Terms attached hereto.

                 WHEREAS, the authorized capital stock of the Company consists of 500 shares of Common Stock, no par value (the "Common"), of which 250 shares are issued and outstanding.

                 WHEREAS, Sellers own beneficially and of record 100% of the issued and outstanding Common.

                 WHEREAS, Buyer desires to acquire from each Seller, and each Seller desires to sell to Buyer, all of the Common owned by such Seller (collectively, the "Acquired Stock").

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK

                 1.1 STOCK PURCHASE. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.4(a)), Buyer shall purchase from each Seller, and each Seller shall sell and transfer to Buyer, all of the shares of Common owned by such Seller as such ownership is set forth on Schedule 1.1, free and clear of any Liens (as defined in Section 4.9(d)).

                 1.2 PURCHASE PRICE FOR COMPANY STOCK. The aggregate purchase price to be paid to Sellers for the Acquired Stock (the "Purchase Price") shall consist of (a) the delivery of $1,250,000 in cash (as adjusted pursuant to Section 1.3(a), the "Cash Purchase Price"); and (b) the issuance of $1,000,000 of Promissory Notes of Buyer in the form of Exhibit A attached hereto (as adjusted pursuant to Section 1.3, the "Note Amount"). The Promissory Notes are referred to herein as the "Notes." The Purchase Price will be allocated between the Sellers in the manner set forth in Schedule 1.2 attached hereto. The Cash Purchase Price and the Note Amount are subject to adjustment pursuant to Section 1.3.

                 1.3  PURCHASE PRICE ADJUSTMENTS.

                 (a) ADJUSTMENT TO THE CASH PURCHASE PRICE. At the Closing (as defined in Section 1.4(a)), the Cash Purchase Price will be reduced dollar-for-dollar by an amount equal to the Company's Indebtedness in existence as of the Closing (including any accrued interest related thereto and all prepayment premiums and penalties to be incurred by the Company in connection with any prepayment of the Company's Indebtedness in connection with the transactions contemplated by this Agreement) to the extent such Indebtedness exceeds $500,000 as of the Closing. "Indebtedness" means all indebtedness for borrowed money (including purchase money obligations), all indebtedness under revolving credit arrangements, all capitalized lease obligations and all guarantees of any of the foregoing; provided that Indebtedness shall not include obligations evidenced by (i) those certain letters of credit issued in connection with the Company's molding purchase orders from Global 88, Inc. in the amounts of $39,271.12 and $38,481.12 and (ii) those certain letters of credit to be issued in connection with the purchase of taper corks from Joao Jose Figreiras dos Santos except to the extent that any such letter of credit referred to in clauses (i) or (ii) has been drawn upon as of the Closing Date and not reimbursed by the Company as of such time.

                 (b) ADJUSTMENT TO NOTES. At the Closing, the Note Amount will be reduced dollar-for-dollar by an amount equal to the Company's Indebtedness in existence as of the Closing (including any accrued interest related thereto and all prepayment premiums and penalties to be incurred by the Company in connection with any prepayment of the Company's Indebtedness in connection with the transactions contemplated by this Agreement); provided, however, that the Note Amount shall in no event be reduced pursuant to this
Section 1.3(b) by an amount in excess of $500,000.

                 (c)      NET BOOK VALUE ADJUSTMENT.

                   (i) Within 90 days after the Closing Date, Buyer and its auditors will conduct a review (the "Closing Review") of the Net Book Value as of the close of business on the day before the Closing Date and will prepare and deliver to Sellers a computation of the amount of the Net Book Value as of the close of business on the day before the Closing Date (the "Draft Balance Sheet"). "Net Book Value" means, as of a given date, the Company's total assets which are properly set forth on the face of the Company's balance sheet, minus the Company's total liabilities which are properly set forth on the face of the Company's balance sheet (other than Indebtedness and accrued interest related thereto), determined in accordance with U.S. generally accepted accounting principles ("GAAP"), applied on a basis consistent with the Company's Latest Balance Sheet (but only to the extent the Company's Latest Balance Sheet was prepared in accordance with GAAP). With respect to the calculation of Net Book Value, all known errors and adjustments shall be taken into account, regardless of their materiality. Buyer and its auditors will give Sellers and their auditors an opportunity to observe the Closing Review and will make available to such Persons all records and work papers used in preparing the Draft Balance Sheet. If Sellers disagree with the computation of the Net Book Value reflected on the Draft Balance Sheet, Sellers may, within thirty (30) days after receipt of the Draft Balance Sheet, deliver a notice (an "Objection Notice") to Buyer setting forth Sellers' calculation of the amount of the Net Book Value as of the close of business on the day before the Closing Date. Buyer and Sellers will use reasonable efforts to resolve any disagreements as to the computation of the Net Book

         Value, but if they do not obtain a final resolution within 30 days after Buyer has received the Objection Notice, Buyer and Sellers will jointly retain an independent accounting firm of recognized national or regional standing (the "Firm") to resolve any remaining disagreements. If Buyer and Sellers are unable to agree on the choice of the Firm, the Firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by Buyer and one firm designated by Sellers). Buyer and Sellers will direct the Firm to render a determination within fifteen (15) days of its retention and Buyer, Sellers and their respective employees and agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Balance Sheet set forth in the Objection Notice which Buyer and Sellers are unable to resolve. The Firm's determination will be based on the definition of the Net Book Value included herein. The determination of the Firm will be conclusive and binding upon Buyer and Sellers. Buyer, on the one hand, and Sellers, on the other hand (pro rata among the Sellers in the manner set forth in Schedule 1.2 hereto) will each pay one half of the fees and expenses of the Firm. The amount of the Net Book Value, as finally determined pursuant to this Section 1.3(c)(i), is referred to herein as the "Actual Net Book Value."

                  (ii) If the Actual Net Book Value is greater than $1,101,009.00, the Note Amount shall be increased by the amount of such excess.

                 (iii) If the Actual Net Book Value is less than $1,101,009.00, the Note Amount shall be decreased by the amount of such shortfall.

         1.4  CLOSING TRANSACTIONS.

                   (a) CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois commencing at 10:00 a.m. on April 24, 1996, or at such other place or on such other date as may be mutually agreeable to Buyer and the Company. The date and time of the Closing are herein referred to as the "Closing Date."

                   (b) CLOSING TRANSACTIONS. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following "Closing Transactions" on the Closing Date:

                   (i) each Seller shall deliver to Buyer certificates representing the Acquired Stock owned by such Seller, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite state and federal transfer stamps affixed thereto;

                  (ii) Buyer shall deliver to Sellers the Cash Purchase Price in the manner set forth on Schedule 1.2 in immediately available funds;

                 (iii) Buyer shall deliver to Sellers the Notes in the amount and manner set forth in Schedule 1.2; and

                  (iv) the Company, Sellers and Buyer, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article II.

                                   ARTICLE II

                             CONDITIONS TO CLOSING

                      2.1  CONDITIONS TO BUYER'S OBLIGATIONS.       The
obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                   (a)    The representations and warranties set forth in
Article IV and Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company or Sellers to Buyer pursuant to Sections 3.1(f), 4.24 or
5.6 hereof (other than disclosures made by the Company or Sellers to Buyer on the date hereof));

                   (b) The Company and each Seller shall have performed and complied with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing;

                   (c) All consents by third parties that are required for the transfer of the Acquired Stock to Buyer, and the consummation of the other transactions contemplated hereby or that are required in order to prevent a breach of, a default under, a termination or modification of, or any acceleration of, any obligations under any material contract to which the Company is a party shall have been obtained, and payoff letters with respect to all of the Company's Indebtedness outstanding as of the Closing and releases of any and all Liens held by third parties against property of the Company shall have been obtained, all on terms reasonably satisfactory to Buyer;

                   (d) All governmental filings, authorizations and approvals that are required for the transfer of the Acquired Stock to Buyer and the consummation of the other transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to Buyer;

                   (e) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator concerning the Company or any Seller wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own, operate or control the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

                   (f) All of the Company's directors shall have resigned as such effective as of the Closing Date;

                   (g) Buyer shall have received an opinion, dated the Closing Date, of Walter & Haverfield counsel to the Company and Sellers, in form and substance reasonably satisfactory to Buyer and its counsel;

                   (h) On or prior to the Closing Date, Sellers and the Company shall have delivered to Buyer all of the following:

                   (i) a certificate from the Company and Sellers in the form set forth in Exhibit B attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.1(a) through
         (f), inclusive, have been satisfied and are true and correct;

                  (ii) copies of all third party and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

                 (iii) certified copies of the resolutions of the Company's board of directors approving the transactions contemplated by this Agreement;

                  (iv) certificates of the secretary of state of the State of Ohio and each state where the Company is qualified to do business (including, without limitation, the states listed on Schedule 4.1) providing that the Company is in good standing;

                   (v) certified copy of the Company's articles of incorporation certified by the Secretary of State of the State of Ohio;

                  (vi) certified copy of the Company's code of regulations certified by an officer of the Company;

                 (vii)    copies of the resignations described in Section
         2.1(f);

                (viii) landlord consents and estoppel certificates with respect to any real estate leases to which the Company is a party, in form and substance satisfactory to Buyer; and

                  (ix) such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby;

                   (i) Buyer and each of G. Harold Goodwin ("GHG") and Cynthia S. Goodwin ("CSG") shall have entered into agreements relating to consulting services to be provided by GHG and CSG, respectively, to Buyer (the "Consulting Agreements") substantially in the form set forth in Exhibit D attached hereto; and

                   (j) All proceedings to be taken by the Company and each Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by each Seller to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer.

                          Any condition specified in this Section 2.1 may be
waived by Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees in writing to consummate the transactions contemplated by this Agreement without satisfaction of such condition.

                 2.2 CONDITIONS TO EACH SELLER'S OBLIGATIONS. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                 (a)      The representations and warranties set forth in
Article VI shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by Buyer to Sellers pursuant to Sections 3.3(a) or 6.7 hereof (other than disclosures made by Buyer to Sellers on the date hereof));

                 (b) Buyer shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

                 (c) All consents by third parties that are required in order to prevent a breach of, a default under, a termination or modification of, or any acceleration of, any obligations under any material contract to which Buyer is a party shall have been obtained;

                 (d) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained;

                 (e) No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator concerning Buyer wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

                 (f) With respect to all instruments evidencing outstanding obligations of the Company, all personal liability of Sellers (whether fixed, contingent or conditional) as co-makers, guarantors or otherwise shall have been released, or Sellers shall have received reasonably adequate security that they will not become liable under such instruments (e.g., pursuant to letters of credit, guarantees, indemnities or other forms of security provided by creditworthy sources);

                 (g) Sellers shall have received an opinion, dated the Closing Date, of Kirkland & Ellis counsel to Buyer, in form and substance reasonably satisfactory to Sellers and their counsel;

                 (h) On or prior to the Closing Date, Buyer shall have delivered to Sellers all of the following:

                   (i) a certificate from Buyer in the form set forth in Exhibit C attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.2(a) through (e), inclusive, have been satisfied and are true and correct;

                  (ii) certified copies of the resolutions of Buyer's board of directors approving the transactions contemplated by this Agreement; and

                 (iii) such other documents or instruments as Sellers may reasonably request to effect the transactions contemplated hereby;

                 (i) Buyer and each of G. Harold Goodwin ("GHG") and Cynthia S. Goodwin ("CSG") shall have entered into agreements relating to consulting services to be provided by GHG and CSG, respectively, to Buyer (the "Consulting Agreements") substantially in the form set forth in Exhibit D attached hereto; and

                 (j) All proceedings to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Sellers shall be reasonably satisfactory in form and substance to Sellers.

                 Any condition specified in this Section 2.2 may be waived by Sellers; provided that no such waiver shall be effective unless it is set forth in a writing executed by Sellers or unless Sellers agree in writing to consummate the transactions contemplated by this Agreement without the satisfaction of such condition.


                                  ARTICLE III

                           COVENANTS PRIOR TO CLOSING

                 3.1 AFFIRMATIVE COVENANTS OF THE COMPANY AND EACH SELLER. Prior to the Closing, unless Buyer otherwise agrees in writing, each Seller shall cause the Company to, and in addition in the case of paragraphs (c), (f),
(g) and (h) each Seller shall:

                 (a) conduct its business and operations only in the ordinary course of business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally) ("Ordinary Course of Business");

                 (b) keep in full force and effect its corporate existence and all rights, franchises and intellectual property relating or pertaining to its business and use its best efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse;

                 (c) use commercially reasonable efforts to carry on the business of the Company in the same manner as presently conducted and to keep the Company's business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

                 (d) maintain the material assets of the Company in good repair, order and condition (normal wear and tear excepted) consistent with current needs and past practices, replace in accordance with past practices its inoperable, worn out or obsolete assets with assets of good quality consistent with past practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date, whether or not the Company is insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Sellers and Buyer;

                 (e) maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements (as such term is defined in Section 4.6 hereof);

                 (f) promptly (once the Company or any Seller obtains Knowledge thereof) inform Buyer in writing of any variances from the representations and warranties contained in Article IV or Article V hereof or any breach of any covenant hereunder by the Company or any Seller;

                 (g) cooperate with Buyer and use best efforts to cause the conditions to Buyer's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations); and

                 (h) cooperate with Buyer in Buyer's investigation of the business and properties of the Company, to permit Buyer and its employees, agents, accounting, legal and other authorized representatives, upon reasonable prior notice, to (i) have full access to the premises, books and records of the Company at reasonable hours, (ii) visit and inspect any of the properties of the Company, and (iii) discuss the affairs, finances and accounts of the Company with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers and independent accountants of the Company.

                 The term "Knowledge" as used in the phrases "to the Knowledge of Company or Sellers", "to the Company's or Sellers' Knowledge" or phrases of similar import shall mean and include (i) the actual knowledge or awareness of Sellers or the Company (which shall include actual knowledge and awareness of the officers, directors and key employees of the Company and the stockholders of the Company) and (ii) the knowledge or awareness which a reasonable person would have obtained in the conduct of his business after making reasonable inquiry with respect to the particular matter in question.

                 3.2 NEGATIVE COVENANTS OF THE COMPANY AND EACH SELLER. Prior to the Closing, unless Buyer otherwise agrees in writing, each Seller shall cause the Company to not:

                 (a)      take any action that would require disclosure under
Section 4.8;

                 (b) make any loans, enter into any transaction with any Insider (as defined in Section 4.20) or make or grant any increase in any employee's or officer's compensation or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company;

                 (c) establish or contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

                 (d) except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction, other than in the Ordinary Course of Business and at arm's length with unaffiliated Persons;

                 (e) declare, pay, make or otherwise effectuate any dividends, distributions, redemptions, equity repurchases or other transactions involving the Company's capital stock or equity securities (other than Subchapter S corporation tax distributions made in the ordinary course of business consistent with past practices);

                 (f) sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets of the Company, or agree to do any of the foregoing, to any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the Ordinary Course of Business.

                 3.3  COVENANTS OF BUYER.  Prior to the Closing, Buyer shall:

                 (a) promptly (once it obtains knowledge thereof) inform the Company in writing of any variances from the representations and warranties contained in Article VI or any breach of any covenant hereunder by Buyer;

                 (b) cooperate with Sellers and use its best efforts to cause the conditions to each Seller's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations); and

                 (c) provide to each Seller (i) copies of all documents it filed with the Securities and Exchange Commission after the date hereof and prior to the Closing and (ii) such information as such Seller may reasonably request regarding Buyer's business and financial condition.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

                 As a material inducement to Buyer to enter into this Agreement, each Seller hereby jointly and severally represents and warrants that:

                 4.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is qualified to do business in every jurisdiction in which it is required to be qualified. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 4.1. The Company has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Correct and complete copies of the Company's articles of incorporation and by-laws have been furnished to Buyer, which documents reflect all amendments made thereto at any time prior to the date of this Agreement. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company have been furnished to Buyer. The Company is not in default under or in violation of any provision of its articles of incorporation or code of regulations.

                 4.2 AUTHORIZATION OF TRANSACTIONS. The Company has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which the Company is a party (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved the Transaction Documents and has duly authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. All Transaction Documents have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

                 4.3 CAPITALIZATION. The authorized, issued and outstanding stock of the Company consists of 500 shares of Common Stock, no par value, of which 250 shares are issued and outstanding. All of the issued and outstanding shares of the Company's capital stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by the respective Sellers as set forth on
Schedule 1.1 free and clear of all Liens. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, as applicable, any shares of its capital stock.

                 4.4 SUBSIDIARIES; INVESTMENTS. The Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such stock or other security or interest, and the Company has never owned any Subsidiary. For purposes of this Agreement, "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity, and "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, at least 50% of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have at least 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated at least 50% of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.

                 4.5 ABSENCE OF CONFLICTS. Except as set forth in Schedule 4.5, neither the execution, delivery and performance of the Transaction Documents nor the consummation of the transactions contemplated thereby do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the articles of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule, regulation, judgment, order or decree or other restriction of any government, governmental agency or court to which the Company is subject. Neither the execution, delivery and performance of the Transaction Documents nor the consummation of the transactions contemplated thereby shall result in the creation of any Lien upon the Acquired Stock or the assets of the Company.

                 4.6 FINANCIAL STATEMENTS. The Company has furnished Buyer with copies of its (i) audited balance sheet as of November 30, 1995 (the "Company's Latest Balance Sheet") and the related statement of operations for the eleven-month period then ended and (ii) unaudited balance sheets and statements of operations, shareholders' equity and cash flows for the fiscal years ended December 31, 1995, 1994 and 1993. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete in all material respects, is consistent with the Company's books and records (which, in turn, are accurate and complete), present fairly the Company's financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, consistently applied, subject to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

                 4.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) obligations under contracts or commitments described in Schedule 4.11 or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Company's Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Company's Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) and (iv) liabilities disclosed on Schedule 4.7.

                 4.8  ABSENCE OF CERTAIN DEVELOPMENTS.  Except as set forth in
Schedule 4.8 and except as expressly contemplated by this Agreement, since November 30, 1995 the Company has not:

                 (a) suffered any change that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company (a "Material Adverse Effect") or suffered any theft, damage, destruction or casualty loss in excess of $10,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of the Company's books and records;

                 (b) redeemed or repurchased, directly or indirectly, any shares of its capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

                 (c) issued, sold or transferred any of its equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other equity securities of the Company;

                 (d) incurred or become subject to any liabilities, except liabilities incurred in the Ordinary Course of Business;

                 (e) subjected any portion of its properties or assets to any Lien;

                 (f) sold, leased, assigned or transferred (including, without limitation, transfers to Sellers or any Insider (as defined in Section 4.20)) a portion of its tangible assets, except for sales of inventory in the Ordinary Course of Business, or cancelled without fair consideration any material debts or claims owing to or held by it (other than discounting receivables in the Ordinary Course of Business);

                 (g) sold, assigned, licensed or transferred (including, without limitation, transfers to Sellers or any Insider) any Proprietary Rights owned by, issued to or licensed to the Company or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of the Company in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality;

                 (h) suffered any extraordinary losses or waived any rights of a value in excess of $10,000;

                 (i) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

                 (j) entered into any other transaction with a value in excess of $10,000, or materially changed any business practice;

                 (k) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                 (l) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (m) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, and payment of accounts payable and accrued expenses);

                 (n) made any capital expenditures or commitments for capital expenditures that aggregate in excess of $10,000;

                 (o) made any loans or advances to, or guarantees for the benefit of, any Persons;

                 (p) made charitable contributions, pledges, association fees or dues in excess of $3,000 in the aggregate; or

                 (q) changed (or authorized any change) in its articles of incorporation or by-laws.

                 4.9  TITLE TO PROPERTIES.

                 (a)      The Company does not own any real property.

                 (b) The leases and subleases described in Schedule 4.9(b) (the "Leased Properties") constitute all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real property. The real property leases and subleases described on Schedule 4.9(b) are valid, binding, enforceable and in full force and effect and have not been modified (except to the extent disclosed in the documents delivered to Buyer), and the Company holds a valid and existing leasehold interest under such leases or subleases to which it is a party for the term set forth in Schedule 4.9(b).
The Company has delivered to Buyer complete and accurate copies of each of the leases or subleases described in Schedule 4.9(b). With respect to each lease and sublease listed on Schedule 4.9(b):

                 (i) the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing;

                (ii) neither the Company nor any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

               (iii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

                (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

                 (c) The real property described in Schedule 4.9(b) constitutes all of the real property used or occupied by the Company.

                 (d) Except as set forth on Schedule 4.9(d), the Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets which are shown on the Company's Latest Balance Sheet or acquired thereafter or located on the Leased Properties or used by the Company. For purposes of this Agreement, "Lien" means any mortgage, pledge, security interest, encumbrance, option, warrant, right, contract, call, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), and any sale of receivables with recourse against the Company.

                 (e) The buildings, machinery, equipment, personal properties, vehicles and other tangible assets of the Company located upon or used in connection with the Leased Properties are operated in conformity with all applicable laws and regulations, are in good condition and repair, reasonable wear and tear excepted, consistent with current needs and past practices in the Ordinary Course of Business. The Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.

                 4.10  TAXES.

                 (a) Except as set forth on Schedule 4.10, (i) the Company has timely filed or shall timely file all Tax Returns which are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate, (ii) all Taxes due and payable by the Company have been paid or shall be paid by the Company or Sellers on or before the Closing Date and all Taxes accrued but not yet due are shown on the Company's Latest Balance Sheet or are set forth on Schedule 4.10 and no Taxes are delinquent, (iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority (including jurisdictions in which the Company currently files returns and jurisdictions in which the Company does not currently file returns) against the Company and neither the Company nor any Seller reasonably expects that any such assertion or assessment of Tax liability will be made, (iv) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, (v) the Company has not been a member of an Affiliated Group, (vi) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction, (vii) the Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by contract, or otherwise, and (viii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Schedule 4.10 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns.

                 (b) The Company made a valid election under Section 1362 of the Code and under any corresponding state or local tax provision to be an "S corporation," for its taxable year beginning April 1, 1992, the Company has been an "S corporation" as defined in Section 1361(a)(1) of the Code at all times thereafter and the Company has never acquired assets from a C corporation (other than in connection with the Company's conversion from a C corporation to an S corporation pursuant to such election) in a transaction in which the Company's basis in such asset is determined (in whole or in part) by reference to the basis of such asset (or any other property) in the hands of a C corporation.

                 (c) As used in this Agreement, the following terms shall have the following respective meanings:

                   (i) "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

                  (ii) "Code" means the Internal Revenue Code of 1986, as amended.

                 (iii) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, alternative or add-on minimum, estimated, sales, use, transfer, registration, value added, excise, stamp, environmental, customs, duties, real property, personal property, capital stock, license, social security, unemployment, disability, payroll, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

                  (iv) "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 4.11  CONTRACTS AND COMMITMENTS.

                 (a) Except as specifically contemplated by this Agreement and except as set forth in Schedule 4.11, the Company is not a party to or bound by any of the following (whether written or oral):

                   (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

                  (ii) any contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or any severance agreements;

                 (iii) agreement or indenture relating to the borrowing of money (including, without limitation, any letters of credit) or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

                  (iv) agreements with respect to the lending or investing of funds;

                   (v)    license or royalty agreements;

                  (vi) guaranty of any obligation, other than endorsements made for collection;

                 (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually;

                (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                  (ix) contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than $10,000;

                   (x) contract which prohibits it from freely engaging in business anywhere in the world; or

                  (xi) other agreement not entered into in the Ordinary Course of Business.

                 (b) Except as disclosed in Schedule 4.11, (i) no contract or commitment required to be disclosed on Schedule 4.11 has been breached or cancelled by the other party and the Company has no Knowledge of any anticipated breach by any other party to any contract required to be set forth on Schedule 4.11, (ii) no customer or supplier has indicated in writing or orally to the Company or to any Seller that it shall stop or decrease the rate of business done with the Company or that it desires to renegotiate its contract or current arrangement with the Company, (iii) the Company has performed all the obligations required to be performed by it in connection with the contracts or commitments required to be disclosed on Schedule 4.11 and is not in default under or in breach of any contract or commitment required to be disclosed on the Schedule 4.11, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iv) the Company has no present expectation or intention of not fully performing any obligation pursuant to any contract required to be set forth on Schedule 4.11, and (v) each agreement required to be set forth on
Schedule 4.11 is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

                 (c) Sellers have provided Buyer with a true and correct copy of all written contracts which are required to be disclosed on Schedule 4.11, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 4.11). Schedule 4.11 contains an accurate and complete description of all material terms of all oral contracts referred to therein.

                 4.12  PROPRIETARY RIGHTS.

                 (a) "Proprietary Rights" means any and all patents, patent applications, trademarks, service marks, trademark or service mark applications and registrations, trade and corporate names, copyrights, copyright applications and registrations, trade secrets, know-how, technology, computer software and software systems, business and marketing plans, customer and supplier lists, confidential information and all other proprietary property, rights and interests.

                 (b) Schedule 4.12 sets forth a complete and correct list of: (i) all patented, registered or applied for Proprietary Rights owned or used by the Company; (ii) all trade names, unregistered trademarks and material unregistered copyrights owned or used by the Company; (iii) all licenses or other agreements to which the Company is a party, either as licensee or licensor, for the Proprietary Rights.

                 (c) Except as set forth in Schedule 4.12, (i) the Company owns and possesses without restriction as to use, all right, title and interest in and to the Proprietary Rights necessary for the operation of the Company's business as currently conducted; (ii) the Company has not received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the Company's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Company.

                 (d) The transactions contemplated by this Agreement shall have no adverse effect on the Company's right, title and interest in and to any of its Proprietary Rights. The Company has taken all necessary and desirable actions to maintain and protect its Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as not to affect adversely the validity or enforcement of such Proprietary Rights.

                 4.13  LITIGATION; PROCEEDINGS.  Except as set forth in
Schedule 4.13, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company's Knowledge, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of the Company there is no basis known for any of the foregoing. Except as set forth in Schedule 4.13, the Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.

                 4.14 BROKERAGE. Except as set forth in Schedule 4.14, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

                 4.15 GOVERNMENTAL LICENSES AND PERMITS. Schedule 4.15 contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights (collectively, the "Licenses") owned or possessed by the Company or used by the Company in the conduct of its business. Except as indicated on Schedule 4.15, the Company owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct its business as presently conducted and as proposed to be conducted and shall use its reasonable efforts to maintain all such Licenses. No loss or expiration of any License is pending or, to the Company's Knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.

                 4.16 EMPLOYEES. Except as set forth on Schedule 4.16, to the Knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company. Except as set forth on Schedule 4.16, the Company has complied with all applicable laws relating to the employment of personnel and labor. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. Except as set forth on
Schedule 4.16, the Company has not engaged in any unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

                 4.17  EMPLOYEE BENEFIT PLANS.

                 (a) Except as set forth on Schedule 4.17, with respect to current or former employees of the Company, the Company does not maintain or contribute to or have any actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), or
(iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and the Company has never maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain or contribute to any employee welfare benefit plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA").

                 (b) The employee welfare benefit plans (and related trusts and insurance contracts) set forth on Schedule 4.17 comply in form and in operation in all respects with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof.

                 (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the employee pension benefit plans and employee welfare benefit plans set forth on Schedule 4.17 have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Company has complied with the requirements of COBRA.

                 (d) With respect to each employee welfare benefit plan set forth on Schedule 4.17, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and the Company has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

                 (e) With respect to each of the employee welfare benefit plans listed on Schedule 4.17, Sellers have furnished to Buyer true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications,
(ii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), (iii) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (iv) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

                 4.18 INSURANCE. Schedule 4.18 lists and briefly describes each insurance policy maintained by the Company with respect to its properties, assets and business, together with a claims history for the past five years. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies and the Company has not been denied insurance coverage. Except as set forth on Schedule 4.18, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Company's Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs.

                 4.19 OFFICERS AND DIRECTORS; BANK ACCOUNTS. Schedule 4.19 lists all officers and directors of the Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

                 4.20 AFFILIATE TRANSACTIONS. Except as disclosed on Schedule 4.20, no officer, director, employee, stockholder, partner or Affiliate, as applicable, of the Company or any individual related (whether by marriage, adoption or otherwise) to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the "Insiders"), is a party to any agreement, contract, commitment or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. For purposes of this Agreement, "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

                 4.21 COMPLIANCE WITH LAWS. Except as disclosed on Schedule 4.21, the Company and, as applicable, its officers, directors, partners, agents and employees have complied with and are in compliance with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the business, business practices (including, but not limited to, the Company's marketing and sales of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and, except as disclosed on
Schedule 4.21, no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received notice of any such violations.

                 4.22  ENVIRONMENTAL MATTERS.  Except as set forth on Schedule
4.22:

                 (a) The Company has complied with and is currently in compliance with all Environmental and Safety Requirements, and the Company has not received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities.

                 (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on Schedule 4.22.

                 (c) Neither this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby contemplated hereby and thereby shall impose any obligations on the Company for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                 (d) To the Company's Knowledge, none of the following exists at any property or facility owned, occupied or operated by the Company:
(i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; or (iii) materials or equipment containing polychlorinated biphenyls.

                 (e) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Company for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental and Safety Requirements.

                 (f) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                 (g) The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                 (h) To the Company's Knowledge, no Environmental Lien has attached to any property owned, leased or operated by the Company.

                 (i) For purposes of this Agreement, the following terms shall have the following respective meanings:

                   (i) "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

                  (ii)    "Release" shall have the meaning set forth in CERCLA.

                 (iii) "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of the Company arising under any Environmental and Safety Requirements.

                 4.23 DISCLOSURE. Neither this Agreement, the other Transaction Documents, nor any of the schedules, attachments or Exhibits hereto or thereto, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading; There is no fact which has not been disclosed to Buyer of which the Company has Knowledge which has a Material Adverse Effect or could reasonably be anticipated to have a Material Adverse Effect.

                 4.24 CLOSING DATE. All of the representations and warranties concerning the Company or Sellers contained in this Article IV and elsewhere in this Agreement and all information concerning the Company or Sellers delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that any Seller has advised Buyer otherwise in writing prior to the Closing.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS

                 As a material inducement to Buyer to enter into this Agreement, each Seller severally represents and warrants to Buyer that:

                 5.1 AUTHORIZATION OF TRANSACTIONS. Such Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform his obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their respective terms.

                 5.2 ABSENCE OF CONFLICTS. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of,
(d) give any third party the right to terminate or to accelerate any obligation under or (e) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument by which such Seller is bound or affected, or any law, statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Seller is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by such Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which such Seller is a party. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby shall result in the creation of any Lien upon the Acquired Stock owned by such Seller.

                 5.3 BROKERAGE. Except as set forth on Schedule 5.3, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

                 5.4 SHARES. Such Seller holds of record and owns beneficially the shares of Acquired Stock as indicated on Schedule 1.1, free and clear of any Liens. Such Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

                 5.5 INVESTMENT IN NOTES. Such Seller (a) understands that the Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) understands that the Notes are subject to certain restrictions on transfer set forth in the Notes, (c) is acquiring the Notes solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (d) is a sophisticated investor with knowledge and experience in business and financial matters, (e) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Notes and
(f) is able to bear the economic risk and lack of liquidity inherent in holding the Notes.

                 5.6 CLOSING DATE. All of the representations and warranties concerning such Seller contained in this Article V and elsewhere in this Agreement and all information concerning such Seller delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and shall be true and correct on the Closing Date except to the extent that such Seller has advised Buyer otherwise in writing prior to the Closing.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 As a material inducement to Sellers to enter into this Agreement, Buyer hereby represents and warrants to Sellers that:

                 6.1 ORGANIZATION AND CORPORATE POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder.

                 6.2 AUTHORIZATION OF TRANSACTIONS. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Buyer is a party shall when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms.

                 6.3 NO VIOLATION. Buyer is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party.

                 6.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party or the transactions contemplated hereby or thereby.

                 6.5 LITIGATION. There are no actions, suits, proceedings or orders pending or, to Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

                 6.6 BROKERAGE. Except as set forth on Schedule 6.6, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                 6.7 ABSENCE OF CERTAIN DEVELOPMENTS. Since January 31, 1996 Buyer has not suffered any material and adverse changes to its financial condition.

                 6.8 RELIANCE ON REPRESENTATIONS AND WARRANTIES. Buyer has not relied on any representations or warranties of Sellers or the Company other than those representations and warranties contained herein and in the other documents contemplated hereby.

                 6.9 CLOSING DATE. All of the representations and warranties concerning Buyer contained in this Article VI and elsewhere in this Agreement and all information concerning Buyer delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to Sellers are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that Buyer has advised Sellers otherwise in writing prior to the Closing.


                                  ARTICLE VII

                                  TERMINATION

                 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                 (a)      by mutual written consent of the Company and Buyer;

                 (b) by the Company or Buyer if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

                 (c) by the Company or Buyer if the Closing has not occurred on or prior to April 30, 1996; provided, however, that neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this
Section 7.1(c) if such Party's (including in the case of the Company, any Seller's) willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

                 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Sellers or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of Sections 9.4 and 9.8 and Article X shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.


                                  ARTICLE VIII

                      INDEMNIFICATION AND RELATED MATTERS

                 8.1 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Buyer or Sellers, the knowledge of any of their respective officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss (as defined in Section 8.2) pursuant to Section 8.2(a)(i) or Section 8.2(c) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the third anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and Sellers set forth in Section 4.10 (Taxes), the Applicable Limitation Date shall be the 30th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax which gave rise to such Loss, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and Sellers set forth in Section 4.22 (Environmental), the Applicable Limitation Date shall be the fifth anniversary of the Closing Date, (iii) with respect to any Loss arising from or related to a breach of the representations and warranties contained in Section 4.24 (Closing Date) and Section 5.6 (Closing Date) where the subject matter of such breach is addressed by one of the representations and warranties referred to in clauses (i), (ii), or (iv) of this Section 8.1, the time limitation set forth in the relevant item of this clause (iii) shall control when written notice of such breach must be given, and (iv) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and Sellers set forth in Section 4.1 (Organization and Corporate Power), Section
4.2 (Authorization
of Transactions), Section 4.3 (Capitalization), Section 4.5 (Absence of Conflicts), Section 4.14 (Brokerage) or Article V (Representations and Warranties with Respect to Sellers) and with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 6.1 (Organization and Corporate Power), 6.2 (Authorization of Transactions), 6.3 (No Violation) or 6.6 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).

                 8.2  INDEMNIFICATION.

                 (a) Each Seller shall jointly and severally indemnify Buyer, and the Company and each of their respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Buyer Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, cost, damage, or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, and reasonable attorneys' fees) (collectively, "Losses" and individually, a "Loss") which any such Buyer Party suffers, sustains or becomes subject to, as a result of or relating to:

                 (i) the breach of any representation or warranty (other than representations or warranties set forth in Article V) made by the Company or any Seller contained in this Agreement, the other Transaction Documents, any Exhibit hereto or any certificate delivered by the Company or any Seller to Buyer with respect thereto in connection with the Closing;

                 (ii) the breach of any representation or warranty made by such Seller contained in Article V of this Agreement or any certificate delivered by such Seller to Buyer with respect thereto in connection with the Closing; or

                 (iii) the breach of any covenant or agreement made by the Company or any Seller contained in this Agreement, the other Transaction Documents, any Exhibit hereto or any certificate delivered by the Company or any Seller to Buyer with respect thereto in connection with the Closing.

Buyer's remedy for any indemnification of Losses hereunder may be satisfied by proceeding against one or more Sellers individually for all or any portion of any such Loss; provided that no Seller shall be liable hereunder for Losses in excess of such Seller's pro rata portion of the Cap (as defined in Section 8.2(b)(ii)) based on such Seller's proportionate ownership of the Acquired Stock as set forth on Schedule 1.1. Notwithstanding the foregoing, if any such Loss arises from a breach of such Seller's representation or warranty contained in Article V or in Section 9.11, Buyer shall proceed solely against such breaching Seller for the entire amount of such Loss. In addition, in each case Buyer shall have the option of recouping all or any part of any Losses it suffers (in lieu of seeking an equivalent amount of indemnification to which it is entitled under this Section 8.2) by notifying any Seller that Buyer is reducing the principal amount outstanding under his Note, but no such reduction shall exceed such Seller's pro rata portion of the Cap. This shall affect the timing and amount of payments required under such Note in the same manner as if Buyer had made a prepayment thereunder; provided, however, that in the event Sellers reasonably and in good faith dispute the amount of any such Loss, the principal amount outstanding under such Seller's Note shall not be reduced until such dispute has been resolved.

                 (b) The indemnification provided for in Section 8.2(a)(i) is subject to the following limitations:

                   (i) Sellers will be liable to the Buyer Parties with respect to claims referred to in subsection (a)(i) above only if Buyer gives Sellers written notice thereof within the Applicable Limitation Date; and

                   (ii) Sellers shall not be liable to Buyer Parties for any Loss arising under subsection (a)(i) above unless and until the aggregate amount of all such Losses exceeds $100,000 in the aggregate (the "Basket"), in which case Sellers shall be liable for the full amount of such Losses in excess of the Basket up to an amount which shall not exceed the Purchase Price (the "Cap"); provided that the Basket shall not apply with respect to any Loss arising from or related to a breach of the representations and warranties of the Company or Seller set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transaction), Section 4.3 (Capitalization), Section 4.5 (Absence of Conflicts), Section 4.10 (Taxes), Section 4.14 (Brokerage) or Article V (Representations and Warranties with Respect to Sellers).

Notwithstanding any implication to the contrary contained in this Agreement, so long as Buyer is required to deliver notice of a claim to Sellers and delivers written notice of such claim to Sellers no later than the Applicable Limitation Date, Sellers shall be required to indemnify Buyer Parties for all Losses which Buyer Parties may incur (subject to the Basket) in respect of the matters which are the subject of such claim, regardless of when incurred.

                 (c) Subject to the limitations set forth in the following sentence, Buyer shall indemnify Sellers and hold each Seller and its officers, directors, stockholders (other than Sellers), employees, agents, representatives, affiliates, successors and permitted assigns (collectively, the "Seller Parties") harmless from and against and pay on behalf of or reimburse such Sellers in respect of any Loss which any Seller Parties suffer, sustain or become subject to, as a result of or relating to the breach by Buyer of any representation or warranty, covenant or agreement made by Buyer contained in this Agreement, any other Transaction Document or any certificate delivered by Buyer to Sellers with respect thereto in connection with the Closing. Notwithstanding the foregoing, in no event shall Buyer be liable to Sellers by reason of application of this Section 8.2(c) for any Loss unless and until the aggregate amount of such Losses thereunder exceeds $100,000 in the aggregate (the "Sellers' Basket"), in which case Buyer shall be liable for the full amount of such Losses in excess of the Sellers' Basket up to an amount which shall not exceed the Cap; provided that the Sellers' Basket shall not apply with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 6.1 (Organization and Corporate Power), 6.2 (Authorization of Transactions), 6.3 (No Violation) or 6.6 (Brokerage) or a breach of any covenant or agreement made by Buyer contained in this Agreement, any other Transaction Document or any certificate delivered by Buyer to Sellers with respect thereto in connection with the Closing.

                   (d)    If a party hereto seeks indemnification under this
Article VIII, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first: (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claims and that it will provide full indemnification to the Indemnified Party for all Losses relating to such claim; (ii) unconditionally guarantee the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification; and (iii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control
(i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

                 (e) The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties reasonably agree that there is a reasonable basis for such claim; provided that if the Indemnifying Party reasonably and in good faith disputes the amount of such claim, the Indemnifying Party shall only pay the undisputed portion of such amount until such dispute has been resolved.

                 (f) Amounts paid to or on behalf of Sellers or Buyer as indemnification shall be treated as adjustments to the Purchase Price.

                 (g) Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges the Company from any and all liabilities and obligations to such Seller of any kind or nature whatsoever, whether in his capacity as Seller hereunder, as a stockholder, officer or director of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification other than compensation as an employee of the Company), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and each Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company.

                 8.3  ARBITRATION PROCEDURE.

                 (a) The parties agree that they will attempt to settle any claim or controversy arising out of this Agreement (including any claim or controversy arising out of Article VIII) through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

                 (b) Any dispute that cannot be resolved by the parties through good faith negotiations will, then, upon the written request of either party, be resolved by binding arbitration conducted in accordance with the Rules of the CPR Institute for Dispute Resolution by a sole arbitrator who is a former judge or other mutually agreed-upon individual. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court. The arbitration will be conducted in the English language in the State of Indiana. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Section Section 1-16 and the Patent Arbitration Act, 35 U.S.C.
Section 294. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

                 (c) Nothing contained in this Section 8.3 shall prevent either party from resorting to judicial process if injunctive relief from a court is necessary to prevent serious and irreparable injury to such party or to others. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely either party's right to assert any claim or defense.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

                 9.1 NOTES. Each Note will be imprinted with a legend substantially in the following form:

         THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN ADJUSTMENT AND SET-OFF PROVISIONS SET FORTH IN A STOCK PURCHASE AGREEMENT DATED AS OF APRIL 24, 1996 (THE "PURCHASE AGREEMENT") AMONG THE ISSUER OF THIS NOTE (THE "COMPANY"), THE PERSON TO WHOM THIS NOTE ORIGINALLY WAS ISSUED, AND CERTAIN OTHER PERSONS. THIS NOTE WAS ORIGINALLY ISSUED ON APRIL 24, 1996, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. THE TRANSFER OF THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE PURCHASE AGREEMENT, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. THE COMPANY WILL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

The Notes shall not be transferable without Buyer's consent; provided that the Notes may be transferred to a Seller's spouse or direct descendants or to a trust for the benefit of such Seller, such Seller's spouse and/or such Seller's direct descendants without Buyer's consent. The Notes are to be secured by letters of credit issued by NationsBank Tennessee, or a comparable institution, each dated the date of the Note it secures.

                 9.2 CONTINUING ASSISTANCE. Subsequent to the Closing, each Seller and Buyer (at its own cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

                 9.3 TAX MATTERS. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by Sellers when due, and each Seller shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                 9.4 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by Sellers and Buyer). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without Buyer's consent (which shall not be unreasonably withheld).

                 9.5 FURTHER TRANSFERS. Each Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Acquired Stock and any other transactions contemplated hereby.

                 9.6 SPECIFIC PERFORMANCE. Each Seller acknowledges that the Company's business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, each Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such Seller's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

                 9.7 TRANSITION ASSISTANCE. Each Seller shall not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

                 9.8 EXPENSES. Except as otherwise provided herein, each Seller and Buyer shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (collectively, the "Transaction Expenses"); it being understood that (i) Sellers shall pay all of the Company's fees, costs and expenses (including, without limitation, legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby if such transactions are consummated, and (ii) the Company shall pay all of Sellers' fees, costs and expenses (including, without limitation, legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby if the transactions are not consummated. At the request of Sellers, the fees, costs and expenses for which they are liable pursuant to this Section 9.8 may be deducted from the Cash Purchase Price and paid directly by Buyer to Sellers' legal counsel, investment bankers and other agents and representatives at Closing. To the extent that the Company pays or becomes liable with respect to any Transaction Expenses of the Company or Sellers, the Cash Purchase Price shall be reduced dollar-for-dollar.

                 9.9 EXCLUSIVITY. Until this Agreement is terminated by its terms, neither the Company nor Sellers shall (and neither the Company nor Sellers shall cause or permit any Insider or agent or any other Person acting on behalf of any Seller, the Company or its Affiliates to), (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Company or
(b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. Each of the Company and Seller agrees that it will discontinue immediately any negotiations or discussion with respect to any of the foregoing. Until this Agreement is terminated by its terms, Sellers and the Company shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                 9.10 BOOKS AND RECORDS. Unless otherwise consented to in writing by Sellers or Buyer (as the case may be), Buyer, the Company and each Seller will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company acquired by Buyer hereunder or retained by any Seller without first offering to surrender to Sellers or Buyer, as applicable, such books and records or any portion thereof. Buyer and each Seller will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

                 9.11  NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY.

                 (a) Non-Competition. In consideration of the mutual covenants provided for herein to Sellers at the Closing, during the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (the "Non-Compete Period"), none of Sellers or CSG shall engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that the Company conducts as of the Closing Date in any geographic area in which the Company conducts its business as of the Closing Date, except as expressly permitted under the Consulting Agreements; provided that ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses. CSG and each Seller acknowledge that the business that the Company currently conducts includes, without limitation, the manufacture and assembly of cork stops (other than wine stoppers), cork wall coverings (other than wallpaper), composition cork (rolls and sheets), and wood and plastic framed cork boards, dry erase boards and chalk boards. The parties hereto and CSG agree that the covenant set forth in this Section 9.11 is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
Section 9.11(a) is invalid or unenforceable, the Parties and CSG agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                 (b) Non-Solicitation. CSG and each Seller agree that, during the Non-Compete Period, such Seller or CSG (i) shall not, and shall not permit such Seller's or CSG's affiliates to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Company at any time prior to the Closing Date or during the Non-Compete Period (other than (w) Sellers and CSG, (x) banks and investment bankers engaged by the Company, (y) employees of the Company whose employment with the Company has been involuntarily terminated by the Company and (z) employees, consultants and independent contractors of the Company whose employments with the Company has been terminated in connection with the relocation of the Company to Greenwood, Mississippi), without the prior written consent of the Company and (ii) shall not induce or attempt to induce any customer or other business relation of the Company into any business relationship which might materially harm the Company. The term "indirectly" as used in this Section 9.11 is intended to mean any acts authorized or directed by or on behalf of any Seller or CSG or any person controlled by such Seller or CSG.

                 (c) Confidentiality. CSG and each Seller for himself severally shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control. In the event that any Seller or CSG is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller or CSG shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.11(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller or CSG is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller or CSG may disclose the Confidential Information to the tribunal; provided that such disclosing Seller or CSG shall use best efforts to obtain an order or other assurance that confidential treatment shall be accorded to such Confidential Information required to be disclosed.

                 (d) Trade Names. No Seller or CSG shall use or permit any of his affiliates to use the "Universal Cork" name or any name confusingly similar thereto in any manner anywhere in the world after Closing.

                 (e) Remedy for Breach. CSG and each Seller for himself severally acknowledge and agree that in the event of a breach by any Seller or CSG of any of the provisions of this Section 9.11, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.


                                   ARTICLE X





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


                                 MISCELLANEOUS

                 10.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon the Parties only if such amendment or waiver is set forth in a writing executed by Buyer and Sellers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

                 10.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to each Seller shall, unless another address is specified in writing, be sent to the address or telecopy number indicated on the signature page attached hereto, and notices, demands and communications to the Company and Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

         Notices to the Company:

         Universal Cork, Inc.
         14508 South Industrial Avenue
         Maple Heights, OH 44137
         Attention: G. Harold Goodwin
         Telecopy: (800) 344-4610

         with a copy to:

         Walter & Haverfield
         1300 Terminal Tower
         50 Public Square
         Cleveland, OH 44113
         Attention:  Peter D. Brosse
         Telecopy:  (216) 575-0911

         Notices to Buyer:

         NPF Company
         1500 Commerce Street
         Greenwood, MS 38930
         Attention:  M. Wesley Jordan, Jr.
         Telecopy:  (601) 455-7588

         with a copy to:

         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, IL  60601

         Attention:  Kevin R. Evanich
                       Sanford E. Perl
         Telecopy:  (312) 861-2200

                 10.3  BINDING AGREEMENT; ASSIGNMENT.

                 (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller without the prior written consent of Buyer or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of each Seller; provided that:

                  (i) Buyer may at any time prior to the Closing, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its affiliates;

                  (ii) Buyer may assign its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer, the Company or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder; and

                  (iii) Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Company or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise).

                 10.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                 10.5  RULES OF CONSTRUCTION.

                 (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.

                 (b) To the extent that an item is disclosed in a particular schedule or a subsection of a particular schedule and such item is readily apparent on its face as being applicable to another schedule or another subsection of the same schedule, such item shall be deemed incorporated by reference in such other schedule or such other subsection of the same schedule.

                 10.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

                 10.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

                 10.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                 10.9 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Mississippi, without giving effect to any choice of law or conflict of law provision (whether of the State of Mississippi or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Mississippi.

                 10.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors, assigns, heirs and personal representatives any rights or remedies under or by virtue of this Agreement.

                              *     *     *     *

                 IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.


                                       NPF COMPANY


                                       By:
                                          --------------------------------

                                       Its:
                                          --------------------------------


                                       UNIVERSAL CORK, INC.


                                       By:
                                          --------------------------------

                                       Its:
                                          --------------------------------




                                       -----------------------------------
                                       Gordon Goodwin
                                         P.O. Box 1608
                                         Boca Raton, FL 33429


                                       -----------------------------------
                                       G. Harold Goodwin
                                          14508 South Industrial Avenue
                                          Maple Heights, OH 44137
                                          Telecopy: (800) 344-4610



For Purposes of Section 9.11 only:


- - ---------------------------------
Cynthia S. Goodwin
    14508 South Industrial Avenue
    Maple Heights, OH 44137
    Telecopy: (800) 344-4610

         In accordance with Item 601(b)(2) of Regulation S-K, the Company will furnish the Exhibits and Schedules identified on page (iv) of the Stock Purchase Agreement available to the SEC upon request.